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                                  Exhibit 21
                        Subsidiaries of the Registrant



   Subsidiaries of The Guarantee Life Companies Inc. as of December 31, 1997
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 .  Guarantee Life Insurance Company, a Nebraska stock insurance company

 .  Guarantee Protective Life Company, a Nebraska stock insurance company

 .  PFG, Inc., a Pennsylvania corporation (of which The Guarantee Life Companies
   Inc. owns 75% of the voting stock and Guarantee Life Insurance Company owns 25% of the voting stock)

     Subsidiaries of PFG, Inc.:

         Philadelphia Financial Group, Inc., a Delaware corporation; PFG Distribution Co., a Delaware corporation; and
         AGL Life Assurance Company, a Pennsylvania corporation